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                                                                    EXHIBIT 11.1

                            CENTURY ALUMINUM COMPANY

       STATEMENT RE: CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE AND
                            COMMON SHARE EQUIVALENT
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                             1996          1995          1994
                                                            -------       -------       -------
Primary:
  Net Income (loss).......................................  $16,504       $59,280       $  (108)
  Weighted average common shares and common share
     equivalents outstanding..............................   20,857        23,120        23,120
                                                            -------       -------       -------
  Earnings (loss) per common share and common share
     equivalent...........................................  $  0.79       $  2.56            --
                                                            =======       =======       =======
Fully Diluted:
  Net Income (loss).......................................  $16,504       $59,280       $  (108)
  Weighted average common shares and common share
     equivalents outstanding..............................   20,877        23,120        23,120
                                                            -------       -------       -------
  Earnings (loss) per common share and common share
     equivalent...........................................  $  0.79       $  2.56            --
                                                            =======       =======       =======

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